Exhibit 23.2
Consent of Independent Auditors
The Board of Directors
FR Borco Topco, L.P.:
     We consent to the incorporation by reference in the registration statement of Buckeye Partners, L.P. on Form S-3 of our report dated April 1, 2011, with respect to the consolidated balance sheets of FR Borco Topco, L.P. as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and partners’ equity for each of the years in the two-year period ended December 31, 2010, which report appears in the Form 8-K/A of Buckeye Partners, L.P. dated April 1, 2011, as well as our report dated December 15, 2010, with respect to the consolidated balance sheets of FR Borco Topco, L.P. as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and partners’ equity for the year ended December 31, 2009 and for the period from February 7, 2008 (date of inception) to December 31, 2008, which report appears in the Form 8-K of Buckeye Partners, L.P. dated January 4, 2011. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Rotterdam, the Netherlands August 15, 2011